Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 9, 2024, with respect to the financial statements of Palvella Therapeutics, Inc. included in the Proxy Statement of Pieris Pharmaceuticals, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of Pieris Pharmaceuticals, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

August 9, 2024